Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2014

Owens & Minor Releases 2nd Quarter 2014 Financial Results

Richmond, Va. — BUSINESS WIRE — July 28, 2014 — Owens & Minor, Inc. (NYSE:OMI) today reported financial results for the second quarter ended June 30, 2014, including the following items:

•	Consolidated quarterly revenue was $2.31 billion, an increase of 3.1%

•	Adjusted net income per diluted share was $0.40 for the quarter

•	Owens & Minor announced plans to acquire Medical Action Industries Inc. during 2Q 2014

For the quarter ended June 30, 2014, the company reported consolidated quarterly revenues of $2.31 billion, an increase of 3.1% over the second quarter of 2013. Quarterly net income was $19.9 million, or $0.32 per diluted share. Adjusted net income (non-GAAP), excluding after-tax charges of $2.5 million for acquisition-related and $2.6 million for exit and realignment activities, was $25.0 million, or $0.40 per diluted share.

Consolidated operating earnings for the second quarter of 2014 were $37.1 million, a decline of $12.9 million, when compared to the second quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the second quarter of 2014 were $44.7 million, or 1.94% of revenues, a decline of $6.0 million when compared to the year before.

“While second quarter results were impacted by many of the same trends that we saw earlier in the year, we are confident that the deliberate actions we are taking to on-board new customers and realign our platforms and teams in the U.S. and Europe will drive performance in the second half of 2014,” said Craig R. Smith, chairman & chief executive officer of Owens & Minor. “In the U.S., we continued to see growth among our larger healthcare provider customer accounts. In Europe, we continue to work on optimizing the network and improving operations, especially in the U.K. On the Domestic side, we are looking forward to completing the Medical Action Industries acquisition, which will enable us to expand service offerings to our healthcare provider and manufacturer customers. We believe Owens & Minor remains well positioned to create sustainable value for our shareholders.”

Acquisition Update

During the second quarter, Owens & Minor announced plans to acquire Medical Action Industries Inc. (Medical Action) (Nasdaq:MDCI), a leading producer of surgical kits and procedure trays. The acquisition will enable an expansion of Owens & Minor’s capabilities in the global sourcing and production of kits, packs and trays for the healthcare market. Under terms of the definitive agreement, Owens & Minor will acquire all outstanding shares of Medical Action Industries Inc. for $13.80 per share in cash, representing a total transaction value of approximately $208 million, including assumed debt, net of cash. Medical Action reported $288 million in net sales from continuing operations for the fiscal year ended March 31, 2014, of which approximately 45% represented sales to Owens & Minor. The transaction, which is expected to close in the fourth quarter of 2014, is subject to customary closing conditions, including Medical Action shareholder approval. Owens & Minor has been notified that the Federal Trade Commission has granted early termination of the waiting period under the

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Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) in connection with the proposed acquisition. Owens & Minor intends to finance the transaction with existing cash and available borrowings under its revolving credit facility.

The acquisition of Medical Action is expected to be accretive to Owens & Minor’s adjusted net income (non-GAAP) in 2015, including anticipated partial synergies in the first full year of ownership. Owens & Minor estimates annual pre-tax cost synergies of $10 to $12 million by the end of calendar year 2016, excluding potential revenue synergies. Aside from transaction-related costs, which will be reported as acquisition-related and exit and realignment charges, the impact to Owens & Minor ’s 2014 adjusted net income per diluted share will be limited primarily to the fourth quarter of 2014, and is not expected to be significant.

“This strategic acquisition, a highly complementary business, opens up a new growth area for our company by allowing us to produce custom procedure trays and minor procedure kits for our provider and manufacturer customers,” said James L. Bierman, president & chief operating officer of Owens & Minor. “It is a natural expansion of our strategy to provide customers more complete and cost-effective solutions globally. Combined with the steps we are taking to reduce costs and increase efficiencies, the continued focus on core capabilities with customer-driven solutions that will allow us to remain at the forefront of connecting the world of medical products to the point-of-care.”

2014 Year-to-Date Results

For the six months ended June 30, 2014, consolidated revenues were $4.56 billion, increased approximately $79.8 million, or 1.8%, when compared to the first six months of 2013. Net income for the first half of 2014 was $45.4 million, or $0.72 per diluted share. For the year-to-date period, adjusted net income (non-GAAP), which excludes after-tax charges of $3.0 million for acquisition-related and $4.3 million for exit and realignment activities, was $52.7 million, or $0.84 per diluted share. Year-to-date results include the first-quarter recovery of $5.3 million, resulting from the settlement of a direct purchaser anti-trust class action lawsuit, which was included in other operating income.

Consolidated operating earnings for the year-to-date period of 2014 were $83.4 million, or 1.83% of revenues, compared to operating earnings of $97.9 million for the same period of 2013. Adjusted consolidated operating earnings for the year-to-date period were $94.2 million, or 2.07% of revenues, a decline of 17 basis points versus the first six months of 2013.

Asset Management

The balance of cash and cash equivalents was $92 million at June 30, 2014. For the year-to-date period of 2014, the company reported cash provided by operating activities of approximately $73 million. Asset management metrics for the quarter were strong with consolidated days sales outstanding (DSO) of 20.6 days as of June 30, 2014, compared to DSO of 20.8 days as of June 30, 2013. Consolidated inventory turns were 10.2 for the second quarter of 2014, comparable to inventory turns for the same period last year.

Segment Results

Domestic segment revenues for the second quarter of 2014 were $2.19 billion, an increase of 2% when compared to the prior year’s second quarter revenue of $2.14 billion. The increase in second quarter Domestic segment revenues resulted primarily from growth among larger healthcare provider customer accounts, partially offset by declines in revenue from smaller provider customers. For the year-to-date period, Domestic segment revenues were $4.34 billion, an increase of approximately 1% when compared to the same period last year.

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For the second quarter of 2014, Domestic segment operating earnings were $48.3 million, or 2.21% of segment revenues, a decline of approximately $2.9 million, when compared to the same period of 2013. For the year-to-date period, Domestic segment operating earnings were $101.1 million, or 2.33% of segment revenues, a decline of $3.1 million, when compared to operating earnings for the same period in the prior year. For both the quarter and the year-to-date periods, the decline in Domestic segment operating earnings reflected lower benefits from supplier price changes, as well as lower margin on new and renewed customer contracts. Offsetting these negative factors were cost benefits realized from ongoing strategic initiatives designed to improve productivity and efficiency.

The International segment contributed revenue of $118 million for the second quarter of 2014 and had an operating loss of $3.6 million. For the year-to-date period, the International segment reported $226 million in revenues, and an operating loss of $6.8 million. For both the quarter and the year-to-date periods, the company attributed the International segment operating losses to operations in the United Kingdom, including increased costs associated with integrating a significant new customer and reduced customer activity.

2014 Outlook

Based on operating and financial results for the first half of 2014 and expectations for the remainder of the year, the company revised its financial guidance for the year as follows:

For 2014, the company now expects revenue growth to exceed 2% and adjusted net income per diluted share to be within a range of $1.80 to $1.90 for the year, excluding acquisition-related and exit and realignment activities.

The 2014 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Investor Events

Owens & Minor is scheduled to participate in investor conferences in second half of 2014; webcasts of the company’s formal presentations will be posted on the company’s corporate website:

•	R.W. Baird 2014 Healthcare Conference, New York – September 3, 2014

•	2014 Morgan Stanley Global Healthcare Conference, New York – September 8-10, 2014

•	2014 Credit Suisse Healthcare Conference, Phoenix – November 11-13, 2014

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, July 29, 2014, at 8:00 a.m. EDT. The access code for the conference call, international dial-in and replay is #70234446. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at

www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

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Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at

www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

Source: Owens & Minor, Inc.

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2014	2013
Net revenue	$2,305,858	$2,236,077
Cost of goods sold	2,023,586	1,962,646

Gross margin	282,272	273,431
Selling, general and administrative expenses	225,838	212,548
Acquisition-related and exit and realignment charges	7,593	638
Depreciation and amortization	13,892	12,276
Other operating income, net	(2,152)	(2,081)

Operating earnings	37,101	50,050
Interest expense, net	3,342	3,248

Income before income taxes	33,759	46,802
Income tax provision	13,883	17,930

Net income	$19,876	$28,872

Net income per common share:
Basic	$0.32	$0.46
Diluted	$0.32	$0.46

	Six Months Ended June 30,
	2014	2013
Net revenue	$4,562,239	$4,482,461
Cost of goods sold	3,998,771	3,929,979

Gross margin	563,468	552,482
Selling, general and administrative expenses	451,448	430,269
Acquisition-related and exit and realignment charges	10,855	2,648
Depreciation and amortization	27,756	24,905
Other operating income, net	(9,978)	(3,274)

Operating earnings	83,387	97,934
Interest expense, net	6,589	6,446

Income before income taxes	76,798	91,488
Income tax provision	31,436	36,518

Net income	$45,362	$54,970

Net income per common share:
Basic	$0.72	$0.87
Diluted	$0.72	$0.87

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$92,027	$101,905
Accounts and notes receivable, net	545,179	572,854
Merchandise inventories	820,882	771,663
Other current assets	287,844	279,510

Total current assets	1,745,932	1,725,932
Property and equipment, net	207,140	191,961
Goodwill, net	275,975	275,439
Intangible assets, net	38,679	40,406
Other assets, net	96,085	90,304

Total assets	$2,363,811	$2,324,042

Liabilities and equity
Current liabilities
Accounts payable	$698,648	$643,872
Accrued payroll and related liabilities	29,691	23,296
Deferred income taxes	38,951	41,613
Other current liabilities	251,015	280,398

Total current liabilities	1,018,305	989,179
Long-term debt, excluding current portion	219,098	213,815
Deferred income taxes	42,080	43,727
Other liabilities	52,943	52,278

Total liabilities	1,332,426	1,298,999
Total equity	1,031,385	1,025,043

Total liabilities and equity	$2,363,811	$2,324,042

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2014	2013

Operating activities:
Net income	$45,362	$54,970
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,756	24,905
Share-based compensation expense	4,190	3,449
Provision for losses on accounts and notes receivable	334	315
Deferred income tax (benefit) expense	(5,151)	5,777
Changes in operating assets and liabilities:
Accounts and notes receivable	28,477	1,789
Merchandise inventories	(48,575)	(31,176)
Accounts payable	54,922	191,406
Net change in other assets and liabilities	(32,765)	(69,462)
Other, net	(1,078)	(2,794)

Cash provided by operating activities	73,472	179,179

Investing activities:
Additions to property and equipment	(25,657)	(16,221)
Additions to computer software and intangible assets	(13,166)	(14,826)
Proceeds from sale of investment	1,937	—
Proceeds from sale of property and equipment	45	68

Cash used for investing activities	(36,841)	(30,979)

Financing activities:
Cash dividends paid	(31,564)	(30,411)
Repurchases of common stock	(9,448)	(8,297)
Excess tax benefits related to share-based compensation	444	550
Proceeds from exercise of stock options	1,180	4,195
Purchase of noncontrolling interest	(1,500)	—
Other, net	(4,441)	(5,167)

Cash used for financing activities	(45,329)	(39,130)

Effect of exchange rate changes on cash and cash equivalents	(1,180)	868

Net increase (decrease) in cash and cash equivalents	(9,878)	109,938
Cash and cash equivalents at beginning of period	101,905	97,888

Cash and cash equivalents at end of period	$92,027	$207,826

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013

Consolidated operating results:
Domestic	$2,187,535	$2,148,915	$2,213,949	$2,175,663	$2,143,691
International	118,323	107,465	104,575	94,884	92,386

Net revenue	$2,305,858	$2,256,380	$2,318,524	$2,270,547	$2,236,077

Gross margin	$282,272	$281,195	$291,263	$273,329	$273,431
Gross margin as a percent of revenue	12.24%	12.46%	12.56%	12.04%	12.23%

SG&A expenses	$225,838	$225,610	$222,043	$211,344	$212,548
SG&A expenses as a percent of revenue	9.79%	10.00%	9.58%	9.31%	9.51%

Operating earnings, as reported (GAAP)	$37,101	$46,284	$50,934	$49,215	$50,050
Acquisition-related and exit and realignment charges	7,593	3,262	7,049	2,747	638
Operating earnings, adjusted (Non-GAAP)	$44,694	$49,546	$57,983	$51,962	$50,688
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	1.94%	2.20%	2.50%	2.29%	2.27%

Net income, as reported (GAAP)	$19,876	$25,485	$27,942	$27,970	$28,872
Acquisition-related and exit and realignment charges, after-tax	5,095	2,222	5,024	1,899	412
Net income, adjusted (Non-GAAP)	$24,971	$27,707	$32,966	$29,869	$29,284

Net income per diluted common share, as reported (GAAP)	$0.32	$0.41	$0.44	$0.44	$0.46
Acquisition-related and exit and realignment charges	0.08	0.03	0.08	0.03	—
Net income per diluted common share, adjusted (Non-GAAP)	$0.40	$0.44	$0.52	$0.47	$0.46

Financing:
Cash and cash equivalents	$92,027	$182,373	$101,905	$153,789	$207,826
Total interest-bearing debt	$221,496	$217,261	$216,243	$216,850	$216,994

Stock information:
Cash dividends per common share	$0.25	$0.25	$0.24	$0.24	$0.24

Stock price at quarter-end	$33.98	$35.03	$36.56	$34.59	$33.83

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.‘s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended June 30,
	2014		2013
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$2,187,535	94.87%	$2,143,691	95.87%
International	118,323	5.13%	92,386	4.13%

Consolidated net revenue	$2,305,858	100.00%	$2,236,077	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$48,317	2.21%	$51,245	2.39%
International	(3,623)	(3.06)%	(557)	(0.60)%
Acquisition-related and exit and realignment charges	(7,593)	N/A	(638)	N/A

Consolidated operating earnings	$37,101	1.61%	$50,050	2.24%

Depreciation and amortization:
Domestic	$8,812		$8,887
International	5,080		3,389

Consolidated depreciation and amortization	$13,892		$12,276

Capital expenditures: (1)
Domestic	$18,858		$12,872
International	5,737		3,398

Consolidated capital expenditures	$24,595		$16,270

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Six Months Ended June 30,
	2014		2013
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$4,336,451	95.05%	$4,298,406	95.89%
International	225,788	4.95%	184,055	4.11%

Consolidated net revenue	$4,562,239	100.00%	$4,482,461	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$101,053	2.33%	$104,151	2.42%
International	(6,811)	(3.02)%	(3,569)	(1.94)%
Acquisition-related and exit and realignment charges	(10,855)	N/A	(2,648)	N/A

Consolidated operating earnings	$83,387	1.83%	$97,934	2.18%

Depreciation and amortization:
Domestic	$17,787		$17,969
International	9,969		6,936

Consolidated depreciation and amortization	$27,756		$24,905

Capital expenditures: (1)
Domestic	$29,033		$24,474
International	9,790		6,573

Consolidated capital expenditures	$38,823		$31,047

	June 30, 2014		December 31, 2013
Total assets:
Domestic	$1,787,026		$1,747,572
International	484,758		474,565

Segment assets	2,271,784		2,222,137
Cash and cash equivalents	92,027		101,905

Consolidated total assets	$2,363,811		$2,324,042

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Numerator:
Net income	$19,876	$28,872	$45,362	$54,970
Less: income allocated to unvested restricted shares	(159)	(156)	(345)	(351)

Net income attributable to common shareholders - basic	19,717	28,716	45,017	54,619
Add: undistributed income attributable to unvested restricted shares - basic	19	64	68	122
Less: undistributed income attributable to unvested restricted shares - diluted	(19)	(64)	(68)	(122)

Net income attributable to common shareholders - diluted	$19,717	$28,716	$45,017	$54,619

Denominator:
Weighted average shares outstanding - basic	62,311	62,707	62,271	62,695
Dilutive shares - stock options	5	45	9	51

Weighted average shares outstanding - diluted	62,316	62,752	62,280	62,746

Net income per share attributable to common shareholders:
Basic	$0.32	$0.46	$0.72	$0.87
Diluted	$0.32	$0.46	$0.72	$0.87